Exhibit 99.1

       Atlantic Coast Federal Corporation Reports First Quarter Earnings

     WAYCROSS, Ga.--(BUSINESS WIRE)--May 1, 2007--Atlantic Coast Federal Corporation (NASDAQ:ACFC), the holding company for Atlantic Coast Bank, today announced financial results for the first quarter ended March 31, 2007. Highlights of the Company's report included continued growth in assets and deposits during the first quarter, combined with a continuation of generally solid credit quality trends.

     Net income for the quarter ended March 31, 2007, declined 30% to $774,000 from $1,107,000 in the year-earlier period. On a diluted per share basis, net income decreased 25% to $0.06 versus $0.08 in the first quarter of 2006. The decline in net income was due primarily to an increase in the provision for loan losses together with higher non-interest expenses. The lower provision for loan losses in the first quarter of 2006 reflected an improvement in asset quality resulting from the collection of a large commercial loan previously classified as impaired and the reversal of the associated reserve, along with the positive impact of credit improvements on several other loans. Management believes the current-year provision for loan losses is more indicative of a normalized level based on the overall credit quality of the portfolio at the end of the quarter.

     Commenting on the announcement, Robert J. Larison, Jr., President and Chief Executive Officer, said, "With continued loan and deposit growth across our banking system, coupled with good credit quality performance, our first quarter results demonstrated solid progress in several areas. They also underscore our success in building and expanding customer relationships, as well as our recently expanded footprint in Jacksonville, which now extends into the attractive St. Johns County area. We continue to work to sustain this momentum, with internal initiatives that bring greater focus to our operations market by market. Additionally, during the quarter we completed a market segmentation study to identify new ways to strengthen our reach to customers and support our longer-term business planning, which is particularly important considering the increasingly competitive banking environment in which we operate and the pressures that places on our margins. Although these actions weigh on current expenses, we believe they will help position our company for improved performance over the long term."

     Net interest income for the first quarter of 2007 rose 2% to $5,401,000 from $5,279,000 in the year-earlier period, primarily due to an increase in interest-earning assets and higher rates. These factors were largely offset by ongoing pressures on funding costs - much of the Company's deposit growth has occurred in Florida, which remains a highly competitive market, and the Company has remained aggressive in marketing money market and time deposits. At the same time, the Company continues to face a lending environment characterized by a flat-to-inverted yield curve. As a result, net interest margin for the first quarter declined to 2.68%, or 19 basis points lower than the fourth quarter of 2006 and 36 basis points lower than the first quarter of 2006. Management believes the yield curve will continue to put pressure on net interest margin for the rest of 2007, but does not expect the situation to worsen significantly.

     Even though credit quality remained strong in the first quarter, the Company's provision for loan losses increased to $296,000 from $76,000 in the same period of 2006. The year-over-year change was primarily due to the previously mentioned resolution of a problem credit in the first quarter of 2006 and to a lesser extent growth in the Company's loan portfolio, as well as the Company's more cautious stance on residential real estate lending in its Florida markets. Non-performing loans stood at $3,395,000 at March 31, 2007, compared with $3,051,000 at December 31, 2006, and $3,106,000 at March 31, 2006. Relative
to total loans, non-performing loans remained almost level at 0.52% in the first quarter of 2007 compared with 0.48% in the fourth quarter of 2006 and 0.51% in the year-earlier quarter. Annualized net charge-offs to average outstanding loans were 0.09% in the first quarter versus 0.05% in the fourth quarter of 2006 and 0.11% in the first quarter of 2006.

     Non-interest income for the first quarter increased 8% to $1,765,000 versus $1,638,000 in the year-earlier period, as service charges and fees continued to moderate with lower volume. Non-interest expense for the first quarter rose 10% to $5,735,000 from $5,234,000 in the same period last year, reflecting primarily higher staffing costs, especially as related to the Company's new branch in St. Johns County that opened in late 2006. It also reflected increased stock compensation expense due to the Company's higher share price in 2007. Also contributing to the increase in non-interest expense were, among other things, higher occupancy costs, again reflecting the Company's new branch location, and increased consulting fees incurred in connection with the aforementioned market analysis and segmentation study.

     The Company's total assets increased 5% to $885,956,000 at March 31, 2007, from $842,825,000 at December 31, 2006, and were 15% higher than total assets of $770,519,000 reported at March 31, 2006. Loans receivable, net totaled $642,068,000 at March 31, 2007, up slightly from $639,517,000 at December 31,
2006, and 7% higher than loans receivable, net totaling $599,295,000, at March 31, 2006. Deposits rose 4% to $594,201,000 at the end of the first quarter of 2007 from $573,052,000 as of December 31, 2006, and were 12% higher than deposits of $530,113,000 at March 31, 2006. Total stockholders' equity declined 1% to $89,951,000 at March 31, 2007, compared with $91,087,000 at the end of
2006, and was 4% lower than total stockholders' equity of $94,039,000 at March 31, 2006, with the declines reflecting the impact of the Company's share repurchases since mid-2005.

     Annualized return on average stockholders' equity for the first quarter ended March 31, 2007, was 3.42% versus 4.77% for the comparable period last year. Annualized return on average total assets for the first quarter ended March 31, 2007, was 0.36% compared with 0.59% for the same period in 2006.

     In March, the Company announced that its Board of Directors voted to increase the Company's regular quarterly cash dividend rate again, raising the rate on common stock to $0.13 per share. This new rate, the eighth consecutive quarterly increase since Atlantic Coast Federal Corporation commenced dividend payments in early 2005, represents an increase of $0.01 from the preceding quarter and was paid on April 30, 2007, to all stockholders of record as of April 13, 2007.

     Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. In November 2000, the credit union converted its charter from a federal credit union to a federal mutual savings association and, in January 2003, Atlantic Coast Federal Corporation was formed as the holding company. The Company completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.

     Atlantic Coast Bank, with approximately $886 million in assets as of March 31, 2007, is a community-oriented financial institution. It serves southeastern Georgia and northeastern Florida through 14 offices, including a growing presence in the Jacksonville metropolitan area. Following the 2006 opening of its newest branch in St. Johns County, midway between Jacksonville and St. Augustine, Atlantic Coast Bank currently has plans for a second branch in that fast-growing area.

     This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.


                  ATLANTIC COAST FEDERAL CORPORATION
                    Unaudited Financial Highlights
               (In thousands, except per share amounts)

                                                   Three Months Ended
                                                        March 31,
                                                   -------------------
                                                     2007      2006
                                                   --------- ---------
Total interest income                               $13,256   $10,515
Total interest expense                                7,855     5,236
Net interest income                                   5,401     5,279
Provision for loan losses                               296        76
Net interest income after provision for
 loan losses                                          5,105     5,203
Non-interest income                                   1,765     1,638
Non-interest expense                                  5,735     5,234
Income before income taxes                            1,135     1,607
Income tax expense                                      361       500
Net income                                             $774    $1,107
Earnings per share:
   Basic                                              $0.06     $0.08
   Diluted                                            $0.06     $0.08
Weighted average shares outstanding:
   Basic                                             13,202    13,510
   Diluted                                           13,367    13,580


                                         March 31, Dec. 31,  March 31,
                                           2007      2006      2006
                                         --------- --------- ---------
Total assets                             $885,956  $842,825  $770,519
Cash and cash equivalents                  47,314    41,057    47,585
Securities available for sale             129,402    99,231    69,061
Loans receivable, net                     642,068   639,517   599,295
Total deposits                            594,201   573,052   530,113
Federal Home Loan Bank advances           142,000   144,000   129,000
Stockholders' equity                       89,951    91,087    94,039


     Selected Consolidated Financial Ratios and Other Data (unaudited) for the first quarter ended March 31, 2007 and 2006, may be found at the following link: http://www.irinfo.com/acfc/ACFC1Q07FSA.pdf. Investors should refer to the Company's Form 10-Q for the quarter ended March 31, 2007, for additional information and disclosures; the Form 10-Q will be available at the Investor Information section of the Company's website immediately upon filing with the Securities and Exchange Commission.


     CONTACT: Corporate Communications, Inc.
              Patrick J. Watson, 615-254-3376